Exhibit 99.1

REVLON, INC.
2019 AUDIT COMMITTEE PRE-APPROVAL POLICY

I. STATEMENT OF PRINCIPLES

The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditor, KPMG LLP (“KPMG LLP” or the “independent auditor”), in order to assure that KPMG LLP’s provision of such services does not impair its independence. Unless a type of service to be provided by the independent auditor is within the pre-approved services and dollar limits set forth in the appendices attached to this Policy, the provision of such service by the independent auditor will require specific pre-approval by the Audit Committee.

The appendices to this Policy describe the Audit Services, Audit-Related Services, Tax Services and All Other Services that have the general pre-approval of the Audit Committee for 2019, as well as the applicable dollar limits for the particular services. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

II. DELEGATION

The Audit Committee may delegate pre-approval authority to one or more of its members for Audit-Related, Tax Services or All Other Services (each as defined below) to be provided by the independent auditor (but excluding Annual Audit Services referred to in Section III below and prohibited services referred to in Section VII below). Specifically, the Chairman of the Audit Committee may approve services which are not Annual Audit Services referred to in Section III below or prohibited services referred to in Section VII below if the fees as to any applicable project will not exceed $35,000, provided that the independent auditor complies with any applicable rules or requirements of this Policy to document the services to the Audit Committee and to discuss such services with the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at least quarterly on the services provided by KPMG LLP and the approximate fees paid or payable to KPMG LLP for such services during the preceding quarter, including a report on any services pre-approved during such quarter by the Chairman of the Audit Committee pursuant to this Section II.

III. AUDIT SERVICES

The terms and fees of the annual Audit Services engagement, including, without limitation, the independent auditor's services in connection with the audit of the Company's annual financial statements and internal control over financial reporting and the independent auditor's review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q, are subject to the specific pre-approval of the Audit Committee. Any changes in terms, conditions and fees resulting from changes in audit scope or other matters, if necessary, are also subject to Audit Committee approval.

In addition to the foregoing annual Audit Services engagement, the Audit Committee may grant pre-approval for other Audit Services, which are those services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements and other services that generally only the independent auditor reasonably can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. The Audit Committee has pre-approved the other Audit Services listed in Appendix A, provided that such services do not exceed the pre-approved fees set forth on Appendix A. All other Audit Services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

IV. AUDIT-RELATED SERVICES

Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor, and in each case which are not covered by the Audit Services described in Section III. Such services could include, among other things, employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, attest services and internal control reviews that are not required by statute and regulation and consultations concerning financial accounting and reporting standards. The Audit Committee believes that the provision of Audit-Related Services does not impair

Exhibit 99.1
the auditor’s independence, and has pre-approved the Audit-Related Services listed in Appendix B, provided that such services do not exceed the pre-approved fees set forth on Appendix B. All other Audit-Related Services not listed in Appendix B must be specifically pre- approved by the Audit Committee, except to the extent covered by the delegation of authority under Section II above. As to all non- audit internal control services to be provided to the Company, the independent auditor must: (1) describe in writing to the Audit Committee the scope of the proposed non-audit internal control service; (2) discuss with the Audit Committee any potential effects on the independent auditor's independence that could be caused by the independent auditor's performance of the proposed non-audit internal control service; and (3) document the substance of such discussions with the Audit Committee.

V. TAX SERVICES

The Audit Committee believes that the independent auditor can provide certain Tax Services to the Company, such as: (i) tax compliance (e.g., preparing original and amended state and federal corporate tax returns, planning for estimated tax payments and preparation of tax return extensions); (ii) tax advice; and (iii) tax planning, without impairing the auditor’s independence. Tax advice and tax planning could include, without limitation, assistance with tax audits and appeals, tax advice related to mergers and acquisitions and employee benefit plans and request for rulings or technical advice from taxing authorities. However, the Audit Committee will not permit the retention of the independent auditor (or any affiliate of the independent auditor) in connection with the provision of any prohibited tax service listed in Exhibit 1 to the Company or its affiliates, as the PCAOB has determined that such prohibited tax services would impair the independent auditor's independence.

The Audit Committee has pre-approved the Tax Services listed in Appendix C, provided that such services do not exceed the pre- approved fees set forth on Appendix C. All other Tax Services for the Company not listed in Appendix C must be specifically pre- approved by the Audit Committee, except to the extent covered by the delegation of authority under Section II above, provided that the independent auditor complies with any applicable rules and the following requirements to document the applicable Tax Services to the Audit Committee and to discuss such services with the Audit Committee.

As to all Tax Services for the Company, the independent auditor must: (1) describe in writing to the Audit Committee the scope of the proposed Tax Service, the proposed fee structure for the engagement and any agreement between the independent auditor and the Company and its affiliates relating to the proposed Tax Service; (2) describe in writing to the Audit Committee any compensation arrangement or other agreement, such as a referral agreement, a referral fee or fee-sharing arrangement, between the independent auditor or any of its affiliates and any person (other than the Company and its affiliates) with respect to the promoting, marketing or recommending of any transaction covered by the Tax Service; (3) discuss with the Audit Committee any potential effects of the proposed Tax Services on the independent auditor’s independence; and (4) document the substance of such discussions with the Audit Committee.

VI. ALL OTHER SERVICES

The Audit Committee may grant general pre-approval to those permissible non-audit services classified as All Other Services that it believes are routine and recurring services, and would not impair the auditor’s independence, provided such All Other Services may not include Audit Services referred to in Section III above or prohibited services referred to in Section VII below. The Audit Committee has pre-approved the All Other Services listed in Appendix D, provided that such services do not exceed the pre-approved fees set forth on Appendix D. Permissible All Other Services other than those listed in Appendix D must be specifically pre- approved by the Audit Committee, except to the extent covered by the delegation of authority under Section II above.

VII. PROHIBITED SERVICES

The Company will not retain its independent auditors for any services that are “prohibited services” as defined by applicable statutes or regulations, as may be in effect from time to time, including, without limitation, those services prohibited by Section 201(a) of the Sarbanes-Oxley Act of 2002 and the SEC's or the PCAOB's rules and regulations and such other rules and regulations as may be promulgated thereunder from time to time. Attached to this policy as Exhibit 1 is a list of the SEC’s and PCAOB's prohibited non- audit services, including prohibited tax services.

Exhibit 99.1

VIII. PRE-APPROVAL FEE LEVELS

Pre-approval fee levels for all services to be provided by the independent auditor will be established annually by the Audit Committee. Any services proposed to be provided by the independent auditors during a fiscal year exceeding these levels will require specific pre-approval by the Audit Committee.

IX. PROCEDURES

Requests or applications to provide services that require specific approval by the Audit Committee may be submitted to the Audit Committee by the independent auditor and any of the Company's Chief Financial Officer, Chief Accounting Officer and Corporate Controller or General Counsel.

Exhibit 99.1
Appendix A
Pre-Approved Audit Services for Fiscal Year 2019

Dated: November 1, 2018

Service	Total Pre-Approved Annual Fees for Pre- Approved Audit Services: $250,000
1. Statutory audits or financial audits for subsidiaries of the Company
2. Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

3.Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC,
FASB, or other regulatory or standard setting bodies

Exhibit 99.1
Appendix B
Pre-Approved Audit-Related Services for Fiscal Year 2019*

Dated: November 1, 2018

Service	Total Pre-Approved Annual Fees for Pre- Approved Audit- Related Services: $200,000
1. Due diligence services pertaining to potential business acquisitions/dispositions
2. Financial statement audits of employee benefit plans
3. Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters
4. Attest services and internal control reviews not required by statute or regulation
5. Audit work in connection with liquidations and contract terminations; legal entity dissolution/restructuring assistance; and inventory audits

*The foregoing pre-approval of non-audit internal control services identified on this Appendix B is subject in all cases to compliance with Section IV of this Pre-Approval Policy, including without limitation, compliance with applicable rules to document the services to the Audit Committee and to discuss such services with the Audit Committee.

Exhibit 99.1
Appendix C
Pre-Approved Tax Services for Fiscal Year 2019*

Dated: November 1, 2018

Service	Total Pre-Approved Annual Fees for Pre- Approved Tax Services: $675,000
1. U.S. federal, state and local tax compliance, including, without limitation, review of income, franchise and other tax returns
2. International tax compliance, including, without limitation, review of income, franchise and other tax returns
3. U.S. federal, state and local tax advice, including, without limitation, general tax advisory services
4. International tax advice, including, without limitation, intercompany pricing and advanced pricing agreement services, general tax advisory services and tax audits and appeals services

*The foregoing pre-approval of Tax Services identified on this Appendix C is subject in all cases to compliance with Section V of this Pre-Approval Policy, including without limitation, compliance with applicable rules to document the services to the Audit Committee and to discuss such services with the Audit Committee.

Service

All Other Services approved by the Chairman of the Audit Committee pursuant to Section II of this policy, provided that the independent auditor complies with any applicable rules and requirements of this Policy to document the services to the Audit Committee and to discuss such services with the Audit Committee (and in each case excluding Audit Services described in Section III and prohibited services described in Section VII).
Total Pre-Approved Annual Fees for Pre- Approved All Other Services:

$35,000 per project

Exhibit 1

I.    PROHIBITED NON-AUDIT SERVICES

■    Bookkeeping or other services related to the accounting records or financial statements of the audit client
■    Financial information systems design and implementation*
■    Appraisal or valuation services, fairness opinions or contribution-in-kind reports*
■    Actuarial services*
■    Internal audit outsourcing services*
■    Management functions
■    Human resources
■    Broker-dealer, investment adviser or investment banking services
■    Legal services
■    Expert services unrelated to the audit

Each of these prohibited services is subject to applicable exceptions under the SEC’s rules.

*Unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the audit client’s financial statements.

II.    PROHIBITED TAX SERVICES

The PCAOB has determined the following services to be "Prohibited Tax Services" for the independent auditor (including any affiliate of the independent auditor, as defined in PCAOB Rule 3501(a)(i)):

♦
any service or product by the independent auditor or any of its affiliates for the Company and its affiliates for a contingent fee or a commission, including any fee established for the sale of a product or the performance of any service pursuant to an arrangement in which no fee would be payable unless a specified finding or result is attained or the amount of the fee is otherwise dependent on the finding or result of such product or service, taking into account any rights to reimbursements, refunds or other repayments that could modify the amount received in a manner that make it contingent on a finding or result (excluding fees where the amount is fixed by courts or other public authorities and is not dependent on a finding or result), or the independent auditor or any of its affiliates receives, directly or indirectly, a contingent fee or commission;

♦
non-audit services by the independent auditor or any of its affiliates for the Company and its affiliates related to marketing, planning or opining in favor of the tax treatment of a "confidential transaction" as defined under PCAOB Rule 3501(c)(i) or an "aggressive tax position transaction" (including, without limitation, any transaction that is a "listed transaction" under applicable U.S. Treasury regulations) that was (i) initially recommended, directly or indirectly, by the independent auditor or another tax advisor with which the independent auditor has a formal agreement or other arrangement related to the promotion of such transactions, and (ii) a significant purpose of which is tax avoidance, unless the proposed tax treatment is at least more likely than not to be allowable under applicable tax laws; and

♦
tax services by the independent auditor or any of its affiliates for persons that serve in a financial reporting oversight role at the Company or its affiliates, including any employee who is in a position to, or does, exercise influence over the contents of the Company's financial statements or any employee who prepares the financial statements, including, without limitation, the Company's chief executive officer, president, chief financial officer, chief operating officer, general counsel, chief accounting officer, controller, director of internal audit, director of financial reporting, treasurer or any equivalent position, including for any immediate family member of such employees (being such employee's spouse, spousal equivalent and dependents), but excluding tax services for: (i) any person who serves in a financial reporting oversight role for the Company or its affiliates solely because such person serves as a member of the Board of Directors, the Audit Committee, any other Board committee or similar management or governing body of the Company or its affiliates (in each case who do not otherwise occupy an employment position in a financial oversight role); (ii) any person serving in a financial reporting oversight role at the Company or its affiliates only because of such person’s relationship to an affiliate of the Company if such affiliate’s financial statements (1) are not material to the Company's consolidated financial statements or (2) are audited by an auditor other than the Company's independent auditor or its associated persons; and (iii) employees who were not in a financial reporting oversight role for the Company or its affiliates before a hiring, promotion or other change in employment event and the tax services were provided by the independent auditor or any of its affiliates to such person pursuant to an engagement in process before the hiring, promotion or other change in employment event, provided that such tax services are completed on or before 180 days after the hiring or promotion event.

Last reviewed and updated as of November 1, 2018